Exhibit 99.1

Mark Chernis Joins 2U, Inc. as Chief Operating Officer

2U board member and respected education technology executive brings extensive global and operational experience to the company’s senior leadership team

Lanham, Md. — May 21, 2018 — 2U, Inc. (Nasdaq: TWOU), a global leader in education technology, today announced that Mark Chernis, who has served on the company’s board since 2009, will become its new chief operating officer.

“I’ve known Mark for two decades as a trusted thought partner, strategic advisor, and confidant,” 2U Co-Founder and CEO Christopher “Chip” Paucek said. “As we enter an exciting new phase of growth and international expansion, Mark will bring an incredible breadth of strategic, global, and operational experience in the education sector — as well as a unique understanding of 2U — to the executive team.”

“As one of the founding board members of 2U, I’ve had the great privilege to watch Chip and the 2U leadership team build one of the most innovative and successful companies in the education industry”. Mark Chernis said.  “Now, it is with great enthusiasm that I look forward to becoming an executive of 2U and working alongside them to drive continued growth and great student outcomes.”

Chernis joins 2U from Pearson, a global education company with employees in more than 80 countries, where he served as senior vice president of strategic partnerships and investments. Prior to Pearson, Chernis served as the president and chief operating officer of SchoolNet, which was acquired by Pearson in 2011. At the time of the acquisition, SchoolNet was the leading provider of instructional management software serving hundreds of school districts across the United States. Before SchoolNet, Chernis was with Princeton Review serving as its president. During his more than three decades of experience in the education sector, Chernis has held key leadership positions in many functional areas, helped orchestrate dozens of strategic transactions, and served on numerous corporate boards.

Chernis attended Vassar College and has been publicly elected three times to serve on the Board of Education for the Bedford Central School District in New York.

Chernis has stepped down from 2U’s board in order to take on his new role as 2U COO.

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About 2U, Inc. (Nasdaq: TWOU)

2U partners with great colleges and universities to build what we believe is the world’s best digital education. Our platform provides a comprehensive fusion of technology, services, and data architecture to transform high-quality and rigorous campus-based universities into the best digital versions of themselves. 2U’s No Back Row® approach allows qualified students and working professionals around the world to experience a first-rate university education and successful outcomes. To learn more, visit 2U.com.

Media Contact:

Molly Greenberg, 2U, Inc.

mgreenberg@2U.com